ADVANCED SERIES TRUST

AST T. Rowe Price Growth Opportunities Portfolio

AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Agreement made as of this 10th day of February, 2014 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), and T. Rowe Price Associates, Inc. (TRPA), a corporation organized and existing under the laws of the State of Maryland and T. Rowe Price International, Ltd (TRPIL), a corporation organized and existing under the laws of the United Kingdom, T. Rowe Price International Ltd, Tokyo, a branch of TRPIL, organized and existing under the laws of Japan (TRPIL, Tokyo) and T. Rowe Price Hong Kong Limited (Central Entity Number: AVY670), a corporation organized and existing under the laws of Hong Kong (TRPHK) (collectively, T. Rowe or the Subadviser) amends and restates the Subadvisory Agreement dated December 26, 2013 entered into between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), and T. Rowe Price Associates, Inc. (TRPA), a corporation organized and existing under the laws of the State of Maryland and T. Rowe Price International, Ltd (TRPIL), a corporation organized and existing under the laws of the United Kingdom.

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services (“Subadviser Assets”); and

NOW, THEREFORE, the Parties agree as follows:

1.	Obligations of the Subadviser

(a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition of securities and investments thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and shall determine from time to time what investments and securities will be purchased, retained, or sold by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, as provided to it by the Co-Managers (the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers), to carry out the policy with respect to Subadviser’s brokerage policy as set forth in the Trust's Prospectus or as the Board of

Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing best execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser is not required to execute foreign currency trades through the custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

(v) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(vi) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a "manager-of-managers" style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Sub adviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees of the Subadviser.

(c) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser's services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) During the term of this Agreement, the Subadviser will ensure that the portion of the Trust managed by the Subadviser shall not exceed the limits on trading designated commodity contracts and swaps set forth in subsection (c)(2)(iii) of Commodity Futures Trading Commission Rule 4.5 ("Rule 4.5"). In reliance on the accuracy of the Co-Manager’s representation in Section 2(a)(i) below, the Subadviser represents that it is exempt from registration as a commodity trading adviser with respect to the Trust.

(e) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures as the Co-Managers may reasonably request.

(g) Details of the Subadviser's execution policy have been provided to the Co-Managers. Co-Managers hereby confirm that they have read and understood the execution policy and agree to it. In particular, Co-Managers agree that the Subadviser may trade outside a regulated market or multi-lateral trading facility. Specific instructions from Co-Managers in relation to the execution of orders may prevent the Subadviser from following its execution policy in relation to such orders in respect of the elements of execution covered by such instructions.

(h) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(i) The Co-Managers acknowledge that the Subadviser is not the Trust's pricing agent. The Subadviser acknowledges that it will assist the Co-Managers or the Trust when market quotations may not be readily available for the Trust's portfolio investments. The Subadviser may also provide recommendations to the Co-Managers, upon request, relating to methodologies used by the Subadviser in valuing certain securities that may be held by the Trust. The Subadviser will use its best efforts to promptly notify the Co-Managers upon the occurrence of any significant event with respect to any of the Trust's portfolio investments in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued.

(j) The Subadviser and the Co-Managers acknowledge that the Subadviser is not the compliance agent for the Trust, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. To the extent that the Subadviser has agreed to perform the services specified in this Agreement in accordance with applicable law (including subchapter M of the Internal Revenue Code of 1986) as amended (the “Code”), the 1940 Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determination of the Board of the Trust and the Co-Managers and the Trust’s Prospectus, the Subadviser shall perform such services based upon its books and records with respect to the Subadviser Assets based upon information in its possession, which comprise a portion of the Trust’s books and records, and upon written instructions received from the Trust, Co-Managers or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Prospectus and Applicable Law based upon such books and records and such instructions provided by the Trust, Co-Managers or the Trust’s administrator. The Subadviser shall be afforded a reasonable amount of time to implement any such instructions.

(k) The Subadviser shall not use the name, trademark, service mark, logo, insignia, or other identifying mark of the Trust or the Co-Managers or any of their affiliates or any derivative thereof, or disclose information related to the business of the Co-Managers or any of its affiliates in any manner not approved prior thereto by the Co-Managers; provided, however, that the Subadviser may use the name or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission. Materials which have been previously approved or those that only refer to the Subadviser’s or Co-Managers’

name or logo are not subject to such prior approval provided the Subadviser or Co-Managers shall ensure that such materials are consistent with those which were previously approved by the Subadviser or Co-Managers.

(l) In the event the Co-Managers or Custodian engages in securities lending activities, the Subadviser will not be a party to or aware of such lending activities. It is understood that the Subadviser shall not be responsible for settlement delay or failure or any related costs or loss due to such activities.

(m) TRPIL, Tokyo shall act as discretionary investment manager and shall supervise and direct the investments of the Trust in Japanese equities in accordance with the investment objective, program and restrictions as provided in the Prospectus and Statement of Additional Information (as amended from time to time) and such other limitations as the Co-Managers may impose by notice in writing to TRPIL, Tokyo. In furtherance of this duty, TRPIL, Tokyo shall:

(i)	in its discretion and without prior consultation with the Co-Managers, buy, sell, retain, exchange, convert, or otherwise deal, on any market or over-the-counter, in any stocks, bonds, and other securities or assets; make deposits, subscribe to issues and offers for sale and accept placings of any investments;
(ii)	instruct the trading desk of T. Rowe Price Hong Kong Ltd (HK Trading Desk) to place orders and negotiate the commissions for the execution of transactions in securities or other assets with, or through, such brokers, dealers, underwriters or issuers as the HK Trading Desk, acting on behalf of TRPIL, Tokyo, may select, and
(iii)	generally undertake any other act as may be necessary to enable TRPIL, Tokyo to perform its obligations under the Agreement (as supplemented and amended) or as agreed with the Co-Managers.

Until advised otherwise, the portfolio manager acting on behalf TRPIL, Tokyo shall be Hiroshi Watanabe. The expected initial asset value TRPI, Tokyo is expected to manage is $40,000.00.

2.	Obligations of the Co-Managers

(a) The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

(i) Co-Managers represent that, with respect to the portfolio of the Trust subadvised by the Subadviser: (a) a notice of eligibility claiming exclusion from registration has been filed in accordance with Rule 4.5; and (b) during the term of this Agreement, Co-Managers will ensure that all requirements necessary in order to claim an exclusion from registration under Rule 4.5 are satisfied. Co-Managers represent that they are currently exempt from registration as a commodity trading adviser with respect to the Trust.

(ii) With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, Master Securities Forward Transaction Agreement (“MSFTA”), and options on futures contracts, which are permitted to be made by the Subadviser in accordance with this Agreement and the investment objectives and strategies of the Trust, as outlined in the Registration Statement for the Trust, the Co-Managers hereby authorize and direct the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of the Trust, brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Trust, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Subadviser also is hereby authorized to instruct the Trust custodian with respect to any collateral management activities in connection with any derivatives transactions. The Co-Managers acknowledge and understand that they will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes and agree to provide the Subadviser with tax information, governing documents, legal opinions and other information concerning the Trust necessary to complete such agreements and other documentation.

(iii) The Co-Managers shall not (i) use the name, trademark, service mark, logo, insignia, or other identifying mark of the Subadviser or any of its affiliates or any derivative thereof, or (ii) disclose information related to the Subadviser Assets or the business of the Subadviser or any of its affiliates, in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser shall approve all uses of its name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further that in no event shall such approval be unreasonably withheld.  Materials which have been previously approved or those that only refer to the Subadviser’s or Co-Managers’ name or logo are not subject to such prior approval provided the Subadviser or Co-Managers shall ensure that such materials are consistent with those which were previously approved by the Subadviser or Co-Managers.

(iv) The Co-Managers agree to provide or complete, as the case may be, the following prior to the commencement of the Subadviser’s investment advisory services as specified under this Agreement.

1. A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Trust;

2. A list of restricted securities for each Trust (including CUSIP, Sedol or other appropriate security identification); and

3. A copy of the current compliance procedures for each Trust applicable to the subadvisory services to be provided to the Trust.

The Co-Managers also agree to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

(b) The Co-Managers acknowledge, represent and warrant that:

(i) The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Co-Managers will promptly notify the Subadviser if the Trust ceases to be a QIB; and

(ii) The assets in the Trust are free from all liens and charges and undertake that no liens or charges will arise from the acts or omissions of the Co-Managers and the Trust which may prevent the Subadviser from giving a first priority lien or charge on the assets solely in connection with the Subadviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Trust with respect to any investments made pursuant to the Prospectus.

(c) The Co-Managers represent that Shares of the Trust are currently offered as underlying investments of separate account variable annuity portfolios (collectively, “Current Investors”). The Co-Managers agree that should the Trust be offered in the future to investors other than the Current Investors, the Co-Managers shall provide the Subadviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of (i) each “government entity” (as defined by Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended (“Advisers Act”)), invested in the Trust where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Trust; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Trust as an option to be offered by such 529 Plan.

3. Confidentiality.

(a) Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Trust, and any other non-public information provided by the Discloser, either verbally or in writing, in connection with discussions, in-person or otherwise, related to any aspect of the Discloser’s business operations and personnel matters or which pertains to matters that a reasonable person would expect to be treated as proprietary or confidential (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement or for monitoring the investments made pursuant to this Agreement (the “Purpose”), and shall not be disclosed to any third party, without the prior consent of the Discloser, except as permitted herein. Recipient may disclose Confidential Information to a limited number of employees, affiliates, attorneys, accountants and other advisers of the Recipient (its “Representatives”) on a need-to-know basis and solely for the Purpose, provided its Representatives are subject to this Agreement or have entered into a written nondisclosure agreement with Recipient with terms substantially similar to the provisions herein. Recipient shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to prevent Confidential Information from being disclosed to third persons.

(b) Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of the Agreement;(iii) is independently developed by the Recipient without the use of Confidential Information provided by Discloser through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the industry at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c) Recipient may disclose Confidential Information if requested or required pursuant to a valid order or request by a court or regulatory body (including examinations by regulators, deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), provided Recipient makes reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information by Recipient.

4. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

5. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust , without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 100 East Pratt Street, Baltimore, Maryland 21202 (for TRPA) and 60 Queen Victoria Street, London EC4N 4TZ United Kingdom (for TRPIL, TRPIL, Tokyo and TRPHK), Attention: David Oestreicher.

7. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Co-Managers also agree to furnish the Subadviser representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Co-Managers further agree to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials. All such prospectuses, proxy statements, reports to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

9. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.

11. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

T. ROWE PRICE ASSOCIATES, INC.

By: /s/ Fran Pollack-Matz

Name: Fran Pollack-Matz

Title: Vice President

T. ROWE PRICE INTERNATIONAL, LTD

By: /s/ Darrell N. Braman

Name: Darrell N. Braman

Title: Vice President

T. ROWE PRICE HONG KONG LIMITED

By: /s/ Christine Morgan

Name: Christine Morgan

Title: Vice President

T. ROWE PRICE INTERNATIONAL LTD, TOKYO BRANCH

By: /s/ Shohei Shigeta

Name: Shohei Shigeta

Title: Representative in Japan

GranTokyo South Tower 7th Floor, 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Financial Instruments Provider: Director General of Kanto Financial Bureau (Finance Instruments) No. 445. Member of the Ippan Shadan Houjin - Japan Investment Advisers Association – Membership No. 011-01162

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by TRPA, TRPIL, TRPIL, Tokyo and TRPHK (collectively, T. Rowe), the Co-Managers will pay TRPA an advisory fee on the net assets managed by T. Rowe that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST T. Rowe Price Growth Opportunities Portfolio

0.35% of average daily net assets to $1billion;

0.325% on next $1 billion of average daily net assets;

0.30% on next $1 billion of average daily net assets; and

0.275% over $3 billion of average daily net assets

TRPA will pay each of TRPIL, TRPIL, Tokyo and TRPHK a fee out of the advisory fee. Such fee shall be agreed upon, separately between TRPA and each of TRPIL, TRPIL, Tokyo and TRPHK. The payment of the said compensation to TRPIL, TRPIL, Tokyo and TRPHK shall be the sole responsibility of TRPA and shall in no way be an obligation of the Co-Managers or of the Trust.

Dated as of: February 10, 2014